Exhibit 4.4

THIRD AMENDMENT

TO

RIGHTS AGREEMENT

This Third Amendment to Rights Agreement, dated as of March 3, 2025 (this “Third Amendment”), is by and between Daktronics, Inc., a South Dakota corporation (the “Company”), and Equiniti Trust Company, LLC (as successor-in-interest to Equiniti Trust Company) (the “Rights Agent”) (the Company and the Rights Agent sometimes are referred to individually as a “Party” and together as the “Parties”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent executed and entered into that certain Rights Agreement, dated as of November 16, 2018 (the “Original Rights Agreement”), under which the Board authorized and declared a dividend distribution of one preferred share purchase Right for each share of Common Stock that was paid to holders of record of Common Stock issued and outstanding at the Close of Business on November 19, 2018 and also authorized the issuance of one Right for each share of Common Stock that became outstanding between the Record Date (whether originally issued or from the Company’s treasury) and the earlier of the Distribution Date, the Redemption Date, and the Final Expiration Date, each Right representing the right to purchase one one-thousandth (subject to adjustment) of one share of Preferred Stock, all upon the terms, and subject to the conditions, set forth in the Original Rights Agreement;

WHEREAS, the Company and the Rights Agent executed and entered into that certain First Amendment to Rights Agreement, dated as of November 19, 2021 (the “First Amendment”), which amended the Original Rights Agreement to: (i) extend the Final Expiration Date from November 19, 2021 to November 19, 2024; and (ii) change the initial Exercise Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right from $25.00 to $20.00;

WHEREAS, the Company and the Rights Agent executed and entered into that certain Second Amendment to Rights Agreement, dated as of November 19, 2024 (the “Second Amendment”), which amended the Original Rights Agreement, as amended by the First Amendment, to: (i) extend the Final Expiration Date from November 19, 2024 to November 19, 2025; (ii) change the initial Exercise Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right from $20.00 to $40.00; and (iii) change the Triggering Percentage to become an Acquiring Person from 20% to 15% (or 20% in the case of 13G Investors);

WHEREAS, Section 27 of the Original Rights Agreement provides that, except as otherwise provided in Section 27 of the Original Rights Agreement, the Company may, from time to time and in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Original Rights Agreement in any respect without the approval of any holders of the Rights, including, without limitation, to shorten or lengthen any time period under the Original Rights Agreement;

WHEREAS, the Company has determined that it is necessary or desirable, in the interests of the Company and the holders of the Rights, to amend the Original Rights Agreement, as amended by the First Amendment and the Second Amendment (collectively, the “Agreement”), as provided herein; and

WHEREAS, all acts and things necessary to make this Third Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Third Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Amendments. (a) Section 7(a) of the Agreement is amended by removing the reference to “November 19, 2025” and replacing it with “March 3, 2025”; (b) the fourth paragraph of Exhibit B on page B-1 of the Original Rights Agreement is amended by removing the reference to “November 19, 2021” and replacing it with “March 3, 2025”; (c) the first sentence of the last paragraph of Exhibit B on page B-3 of the Original Rights Agreement is amended by adding to the end of such sentence the phrase “, as amended on November 19, 2021, November 20, 2024, and March 3, 2025”; (d) Exhibit C to the Original Rights Agreement is amended by removing the two references to “November 19, 2021” and replacing them with “March 3, 2025”; and (e) the first sentence of the second paragraph on page C-1 of Exhibit C to the Original Rights Agreement is hereby amended and restated in its entirety as follows: “[THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR A RELATED PERSON OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT DATED AS OF NOVEMBER 16, 2018, AS AMENDED ON NOVEMBER 19, 2021, NOVEMBER 20, 2024, AND MARCH 3, 2025, BY AND BETWEEN DAKTRONICS, INC. AND EQUINITI TRUST COMPANY, LLC (AS SUCCESSOR-IN-INTEREST TO EQUINITI TRUST COMPANY) (THE “RIGHTS AGREEMENT”)).”

2. Definitions. Capitalized terms used but not defined in this Third Amendment shall have the respective meanings given to them in the Agreement.

3. Effect of this Third Amendment. It is the intent of the Parties that this Third Amendment constitutes an amendment of the Agreement as contemplated by Section 27 thereof. This Third Amendment shall be deemed effective as of the date hereof. Except as expressly provided in this Third Amendment, the terms of the Agreement remain in full force and effect; provided, however, that the effect of this Third Amendment is to terminate the Agreement at the Close of Business on the Final Expiration Date in accordance with Section 7(a) of the Agreement. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Original Rights Agreement, as amended by the First Amendment, the Second Amendment, and this Third Amendment.

4. Benefits of this Third Amendment. Nothing in this Third Amendment shall be construed to give to any Person other than the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock) any legal or equitable right, remedy, or claim under this Third Amendment; and this Third Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock).

5. Severability. If any term, provision, covenant, or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6. Governing Law. This Third Amendment shall be deemed to be a contract made under the laws of the State of South Dakota (other than its conflicts of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. Counterparts. This Third Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Third Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8. Descriptive Headings. Descriptive headings of the Sections of this Third Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Further Assurances. The Parties hereto shall cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Third Amendment, the Agreement, and any transactions contemplated hereunder and thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed as of the day and year first above written.

Daktronics, Inc., as the Company

By:	/s/ Sheila M. Anderson
Name: Sheila M. Anderson
Title: Chief Financial Officer

Equiniti Trust Company, LLC,
as Rights Agent

By:	/s/ Martin J. Knapp
Name: Martin J. Knapp
Title: Senior Vice President

[Signature Page to Third Amendment to Rights Agreement]